Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267821

PROSPECTUS SUPPLEMENT

To Prospectus dated October 28, 2022

LUXURBAN HOTELS INC.

(formerly CorpHousing Group Inc.)

4,191,490 shares of Common Stock
offered by Selling Stockholders

This prospectus supplement relates to the prospectus dated October 28, 2022 (the “prospectus”), as previously supplemented on November 9, 2022, November 15, 2022 and November 28, 2022, that is part of registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified therein (and their permitted transferees) from time to time of up to an aggregate of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined therein), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined therein) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined therein).

We are not selling any securities under the prospectus as supplemented hereby and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive up to $8,765,800 aggregate gross proceeds from sales of common stock upon cash exercises of the 2022 Investor Financing Warrants and the 2022 Investor Financial Agent Warrants.

The Selling Stockholders may sell or otherwise dispose of the common stock described in the prospectus as supplemented hereby in a number of different ways and at varying prices. See “Plan of Distribution” in the prospectus for more information.

This prospectus supplement is being filed to update and supplement the information previously included in the prospectus, as previously supplemented, with information regarding the transition and appointments of certain of our officers, which was furnished in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 2, 2022.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is currently listed on The Nasdaq Capital Market or “Nasdaq”, under the symbol “LUXH”. On December 1, 2022, the last reported sales price of our common stock, as reported on The Nasdaq Capital Market, was $1.55 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 2, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2022

LuxUrban Hotels Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) -723-7368

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e 4(e))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	LUXH	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth below in Item 5.02 of this Current Report is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth below in Item 5.02 of this Current Report is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2022, LuxUrban Hotels Inc. (“Company” or “we” or similar pronouns) entered into an agreement (“Transition Services Agreement”) with David Gurfein, our current President and Chief Operating Officer, pursuant to which Mr. Gurfein will transition from the position of Chief Operating Officer and an employee of the Company to a consultant to the Company. Mr. Gurfein has worked closely with Brian Ferdinand, our Chief Executive Officer and Chairman, since our inception and his efforts as a founder and executive officer of the Company were integral to our achievements to date and have helped build a foundation for our future. Mr. Gurfein has specific opportunities he seeks to pursue and as a result will no longer enable to provide his services to us on a full-time basis. As we desire to continue to have access to his abilities, we have entered into the Transition Services Agreement. On January 1, 2023 (“Transition Date”), Mr. Gurfein will transition from serving as a full-time executive and officer of our company and will continue to provide services to us as an independent consulting basis as the Senior Executive Advisor to the CEO (“SEAC”), providing our company with strategic insights and leadership expertise.

Until the Transition Date, Mr. Gurfein will remain an executive officer and employee of the Company, continue to perform duties as directed by our Chief Executive Officer, and be compensated in accordance with the current terms of his employment agreement. Mr. Gurfein will remain engaged as SEAC for a minimum of one year. In the event he terminates this relationship prior to certain dates, we shall have no obligation to make any payments that have not been made through such date of termination. In the event we terminate this relationship prior to certain dates, our payment obligations shall continue thereunder, subject to certain conditions. In connection with his services as SEAC and other consideration, we will pay Mr. Gurfein $100,000 on the effective date of the Transition Services Agreement, $200,000 on December 31, 2022, and $200,000, on March 31, 2023, less, in each case, any applicable standard deductions, and withholdings. Mr. Gurfein retains all shares of common stock of the Company he currently owns. All options to purchase common stock of the Company he currently owns are being terminated, and he will be granted non-incentive five-year options under the Company’s existing performance equity plan to purchase up to an aggregate of 250,000 shares of the Company’s common stock at an exercise price of $1.40 per share (the last sale price as reported by Nasdaq on the trading day prior to the date of execution of the Transition Services Agreement), which will vest and become exercisable in four equal annual installments, with the first installment vesting on the effective date of the Transition Services Agreement.

Our current Chief Financial Officer, Shanoop Kothari, will remain in that office while also becoming our President. Mr. Kothari has been our Chief Financial Officer since January 2022. From January 2019 until September 2021, Mr., Kothari was the Chief Financial Officer of NuZee Inc (Nasdaq: NUZE), an environmentally friendly coffee co-packing services company. From July 2020 until May 2021, Mr. Kothari also served, in dual capacity, as NuZee’s Chief Operating Officer. In addition, Mr. Kothari served as a director of NuZee from October 2019 to March 2021. Prior to joining NuZee, Mr. Kothari was a Managing Director at B. Riley FBR, Inc. (“FBR”) from June 2014 until September 2018, where he oversaw the provision of a wide range of financial services to FBR’s oil and gas clients. From September 2012 to June 2014, Mr. Kothari was the Chief Financial Officer of a private oil and gas refinery joint venture with HollyFrontier. Mr. Kothari was an investment banker at Credit Suisse working in the energy industry investment segment from June 2005 until September 2012. From May 1998 until April 2003, Mr. Kothari served in variety of capacities for BindView Development, a publicly traded software company, including as Chief Financial Officer (from January 2001 to May 2001). Mr. Kothari was senior auditor at Price Waterhouse, an international accounting and consulting firm, from June 1995 to May 1998. Mr. Kothari has more than 25 years of accounting, finance and capital markets experience. Mr. Kothari holds a BA in Accounting from Southern Methodist University and an MBA from Rice University. Mr. Kothari is also a licensed CPA and CIA and possesses Series 7/24/63 licenses.

Our current Executive Vice President and director, Jimmy Chatmon, will become our Chief Operating Officer. Mr. Chatmon has served as our Executive Vice President since November 2017 and as a director of our company since November 2021. In this role he has helped our company grow in the short-term rental marketplace, drawing upon his prior experience and analytical expertise in designing our daily pricing and distribution strategies, while overseeing our revenue management team. Before joining our company, from July 2016 to November 2017, Mr. Chatmon worked in sales and revenue management at Vacation Rentals LLC, a provider of loyalty-branded, hotel-alternative accommodations. Mr. Chatmon earned his B.S. in Business Administration from the University of Miami in 2015.

There are no family relationships between Messrs. Kothari or Chatmon and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Messrs. Kothari or Chatmon that would require disclosure under Item 404(a) of Regulation S-K that have not been previously disclosed in our filings with the Securities and Exchange Commission.

We issued a press release on December 2, 2022, the transitions and appointments of Messrs. Gurfein, Kothari and Chatmon to their new positions with the Company, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description
10.1	Transition Services Agreement
99.1	Press Release
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2022	LUXURBAN HOTELS INC.

	By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: Chief Executive Officer and Chairman

Exhibit 10.1

LuxUrban Hotels Inc.

November 29, 2022

David Gurfein

[Address]

Re: Your Continued Service

Dear David:

Thank you for all your dedication to our company. Your efforts as a founder and our President and Chief Operating Officer have been integral to our achievements to date and have helped build a foundation for our future.

While we understand you have various opportunities you seek to pursue that will no longer enable you to serve full-time as an executive officer of our company, it is our desire to continue to have access to your abilities. We are excited that you have agreed to continue to make yourself available to our company in this regard.

This letter agreement (“Agreement”) will become effective upon the “Effective Date” (as defined in Section 17 hereof) and sets forth the agreed upon terms of your transition from a full-time executive of our company to a consultant to our company. As of the Effective Date, this Agreement shall supersede and replace your employment agreement (the “Employment Agreement”) with LuxUrban Hotels Inc. (formerly CorpHousing Group Inc. and referred to herein as the “Company” or “us” or similar pronouns), except as otherwise specifically set forth herein.

1. Service Transition.

On January 1, 2023 (“Transition Date”), you will transition from serving as a full-time executive and officer of our company. At such time you will continue to provide services to our company on an independent consulting basis as the Senior Executive Advisor to the CEO (“SEAC”), providing our company with your strategic insights and leadership expertise.

Until the Transition Date, you will remain an executive officer and employee of the Company, continue to perform duties as directed by our Chief Executive Officer, and be compensated in accordance with the current terms of the Employment Agreement.

2. [Reserved]

3. Senior Executive Advisor to the CEO for Leadership, Management, and Operations

On the Transition Date, you will commence your services to us as SEAC as an independent consultant and not as an employee for purposes of Section 409A of the Internal Revenue Code and otherwise. Your duties as SEAC will be focusing on and assisting our Chief Executive Officer with Leadership, Management and Operations initiatives as requested and in accordance with the scope and other parameters set forth below:

A.	SCOPE: As SEAC, you will remain readily accessible to provide consultation and advisement to our Chief Executive Officer as the CEO may reasonably require.

B.	Timeframe: You agree to remain as SEAC, and we agree to retain you as SEAC, for a minimum of one year. In the event you terminate this relationship prior to the date the last payment under Section 5 is due, we shall have no obligation to make any payments that have not been made through such date of termination. In the event we terminate this relationship prior to the date the last payment under Section 5 is due, our payment obligations shall continue thereunder; provided that you execute and deliver the Release and Waiver of Claims Form attached as Exhibit A hereto.

C.	Expenses: As SEAC, you will be reimbursed by our company for all reasonable documented out-of-pocket expenses incurred by you in performing services for us as required under this Agreement, in accordance with the applicable reimbursement policies and procedures established by our company from time to time.

D.	Benefit Programs: As an independent contractor, you will not be eligible to participate in any Company sponsored executive group health or welfare benefit programs, including the Company’s life, accident, and disability benefits programs, or accrue additional vacation or sick time.

4. Public Announcement

The Company will file a press release that is mutually acceptable to the parties relating to your engagement as SEAC and shall file a Current Report on Form 8-K in compliance with the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

5. Service Payments and Agreement Consideration. In consideration of your efforts as SEAC and execution of the noncompete, releases, waivers and other provisions of this Agreement, we will make the following payments to you:

A.	Company will pay you $100,000 on Effective Date;
B.	Company will pay you an additional $200,000 on December 31, 2022, and
C.	Company will pay Executive an additional $200,000, on March 31, 2023, the less, in each case, any applicable standard deductions, and withholdings.

6. Equity.

A.       Founders Equity. You will retain all shares of common stock of the Company owned by you as of the Effective Date and no such shares shall be forfeited for any reason under the terms of this Agreement.

B.       Termination of Existing Options. On the Effective Date, all options to purchase common stock of the Company granted to you prior to the Effective Date under the Company’s 2022 performance equity plan or other existing plans shall terminate and shall no longer be of any force or effect.

C.       Grant of Non-Incentive Options. On the Effective Date, you will be granted non-incentive options under the Company’s existing performance equity plan to purchase up to an aggregate of 250,000 shares of the Company’s common stock which will vest and become exercisable in four equal installments. 25% will vest on the Effective Date. An additional 25% will vest on each of the three consecutive anniversaries of the Effective Date. You will have the right to exercise the options through the fifth anniversary of the Effective Date, all at an exercise price of $1.40 per share (subject to adjustment for stock splits and similar structural changes effecting all outstanding common stock as a whole). If you terminate your engagement prior to the one-year period prescribed by Section 3(B), above, any then-unvested options shall be forfeited. If you violate the provisions of Section 9 as determined by a court of competent jurisdiction after exhaustion of all appeal, all vested and unvested options shall be forfeited. At the end of the one year term, unless this Agreement is mutually extended by the parties, in consideration of, and as a condition to, the continued vesting of the options you will execute the Release and Waiver of Claims Form attached as Exhibit A hereto.

7. Continued Coverage Following the Effective Date. To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act and any applicable state COBRA-like statute that provides mandated eligibility for group health continuation coverage (collectively “COBRA”) and permitted by the Company’s current group health insurance policies, you will be eligible to continue your benefits coverage under the Company’s group health insurance plans during the applicable COBRA coverage period following the Effective Date. After expiration of the applicable COBRA coverage eligibility period, you may be able to convert to an individual policy directly with the provider of our group health insurance.

8. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits or payments of any kind from Company after the December 31, 2022.

9. Non-Competition; Non-Solicitation; Nondisclosure. In order to protect the trade secrets and confidential and proprietary information of the Company, and in consideration of the cash, stock, and other consideration being delivered to you by us under the terms of this Agreement, you agree that for a period of three years after the effective date (such period, the “Restricted Period”), you shall not, without our express written consent, engage, directly or indirectly, as an owner, consultant, financer, representative, employee, officer, director, stockholder, member, partner or advisor to any person or persons primarily engaged in the negotiation and acquisition of long-term leases for hotels or multi-unit residential buildings for purposes of rent rate-lease rate arbitrage in any city where the Company has commercial operations or any city in the United States where the Company is actively engaged in launching such operations as of the Transition Date. This section, however, in no way, prohibits or precludes you from engaging, directly or indirectly, as an owner, consultant, financer, representative, employee, officer, director, stockholder, member, partner or advisor to any company, person, or persons generally engaged in the operational or hospitality aspects of any multi-unit residential building, short-term rental business, vacation stay rental, or hotel accommodations in any city provided that the primary business thereof and your primary efforts therefor are not related rent rate-lease rate arbitrage. This section, also, in no way, prohibits or precludes you from engaging, directly or indirectly, as an owner of any short-term rental, vacation stay rental, or hotel accommodation in any city for personal commercial use. In addition, during the Restricted Period, you shall not solicit any employees, officers or consultants to the Company or solicit, or interfere with the relationships between the Company and, any customer, supplier or partner of the Company. It is acknowledged and agreed that the provisions of this Section 9 are an integral part of the reason the Company entered into this Agreement and to pay the consideration prescribed herein (including the issuance of the options prescribed hereby) and provide the releases contained herein and without the provisions of this Section 9 the Company would not have entered into this Agreement. You shall not disclose any trade secrets, strategies, financial information or data, customer data, plans, inventions, contract terms, client or proposed client information or other nonpublic information concerning the Company, its operations, its prospectus, its business, its personnel or its clients, customers or relationships, unless required by law or unless such information becomes publicly known through no action or omission on your part.

10. Proprietary Information Obligations. You acknowledge your continuing obligations under all proprietary information and inventions assignment agreements with the Company and its predecessors (the “EPIIA”). These obligations are in addition to your obligation to hold in confidence all information as prescribed by this Agreement. Notwithstanding the foregoing, it is acknowledged by the Company that you created or otherwise owned, vis a vis the Company, proprietary know how, operational guidelines and other intellectual property as set forth on Exhibit B hereto (the “Subject IP”). It is agreed that nothing shall limit your rights therein and you shall continue hereafter to own and have the right to use, modify and commercialize such Subject IP as set forth on Exhibit B. Further, the Company shall have the perpetual right under a license to use such Subject IP as set forth on Exhibit B.

11. Mutual Non-disparagement. You agree not to disparage the Company, or our officers, directors, executives, shareholders, employees, representatives or agents, in any manner likely to be harmful to its or their businesses, business reputations, or personal reputations, provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company, on behalf of itself and our officers and directors agrees not to disparage you, in any manner likely to be harmful to your businesses, business reputation, or personal reputation, provided that the Company and our officers and directors will respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. Notwithstanding anything to the contrary, the foregoing sentence shall not prohibit you from testifying truthfully under subpoena or providing other assistance under compulsion of law. You agree to provide (voluntarily and without legal compulsion) reasonable cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors.

13. No Admissions. Each party understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by any party, other than as addressed in this Agreement, or to any other person, and that no party makes any such admission.

14. Release of Claims. For and in consideration of the right to receive the consideration described in this Agreement, you, on behalf of yourself, your trusts and estates, and affiliates, fully and irrevocably release and discharge the Company, including all of its affiliates, parent companies, subsidiary companies, executives, owners, directors, officers, principals, agents, insurers, and attorneys (collectively, the “Releasees”) from any and all actions, causes of action, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), in tort, or pursuant to statute, or otherwise (collectively, “Claims”) arising or existing on, or at any time prior to, the Effective Date. Such released Claims include, without limitation, Claims relating to or arising out of: (a) your hiring, compensation, benefits and employment with the Company, (b) your separation from employment with the Company, and (c) all Claims known or unknown or which could or have been asserted by you against the Company, at law or in equity, or sounding in contract (express or implied) or tort, including claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, pregnancy, sexual orientation, or any other form of discrimination, harassment, or retaliation, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act; the Americans with Disabilities Act; claims under Title VII of the Civil Rights Act of 1964; the Rehabilitation Act; the Equal Pay Act; the Family and Medical Leave Act, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and/or 1871; the Sarbanes Oxley Act; the Executive Polygraph Protection Act; the Uniform Services and Employment and Re-Employment Rights Act; the Worker Adjustment Retraining Notification Act; the National Labor Relations Act and the Labor Management Relations Act; the Texas Labor Code, the Texas Commission on Human Rights Act, the Texas Payday Law, and any other similar or equivalent state laws; and any other federal, state, local, municipal or common law whistleblower protection claim, discrimination or antiretaliation statute or ordinance; claims arising under the Executive Retirement Income Security Act; claims arising under the Fair Labor Standards Act; or any other statutory, contractual or common law claims. Likewise, Company, on behalf of itself and its subsidiaries and affiliates agrees that it releases, waives, and forever discharges you from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, at this time, arising out of, or connected with, your employment with or separation from Company, or otherwise, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses. The parties represent that neither has filed or caused to be filed any lawsuit, complaint, or charge against any released party herein in any court, any municipal, state, federal, or international agency, governmental or law enforcement agency or entity, or any other tribunal. To the fullest extent permitted by law, the parties agree that it or he will not sue or file a complaint in any municipal, state, federal, or international court, or file or pursue a demand for arbitration, pursuing any claims released under this Agreement, or assist or otherwise participate in any such proceeding. The parties represent and warrant further that it and he have not assigned or conveyed to any other person or entity any of its or his rights, including any of the claims released in this Agreement. The parties further expressly waive any claim to any monetary or other damages or any other form of recovery in connection with any proceeding made by in violation of this Agreement. Nothing in this Agreement is intended to interfere with your right to report possible violations of federal, State or local law or regulation to any governmental or law enforcement agency or entity (including, without limitation, the Securities and Exchange Commission), or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. It is further acknowledged that nothing in this Agreement is intended to interfere with your right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, you hereby waive the right to recover any damages or benefits in any proceeding you may bring before the EEOC, any state human rights commission, or any other government agency or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency on your behalf with respect to any claim released in this Agreement; provided, however, for purposes of clarity, you do not waive any right to any whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or any other similar provision.

15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. Executive is advised by this writing, as required by the ADEA, that: (a) your waiver and release does not apply to any claims that may arise after the Effective Date; (b) you should consult with an attorney prior to executing this release; (c) you have 21 days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement (in a written revocation directed to Company’s CEO); and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

16. Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code and any provision under New York law having similar effect: “A general release does not extend to claims that the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

17. Miscellaneous. This Agreement, along with the other documents referred to herein, constitutes the complete, final and exclusive embodiment of the entire agreement between you and us with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and supersedes any other such promises, warranties, representations, or agreements entered into between the parties, including but not limited to the Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both parties. This Agreement will bind the heirs, personal representatives, successors and assigns of both parties, and inure to the benefit of both parties, and your and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures. If this Agreement is acceptable to Executive, please sign below and return the original to me within 21 days.

It has been a pleasure working with you. I look forward to continuing our personal and professional relationship and wish you all the best in your future endeavors.

Sincerely,

LuxUrban Hotels Inc.

By:	/s/ Brian Ferdinand
Brian Ferdinand
Chief Executive Officer

I HAVE READ, UNDERSTAND, AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ David Gurfein

David Gurfein

Date: November 29, 2022

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

(To Be Signed Only in Connection with End of Agreement or End of Your Service as SEAC with the Company)

In consideration for the benefits set forth in my Transition Agreement, dated November 29, 2022, to which this form is attached, I, David Gurfein, hereby furnish LuxUrban Hotels Inc. (the “Company”), with the following release and waiver of claims (the “Closing Release”).

I hereby generally and completely release the Company and its current and former directors, officers, executives, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. I hereby acknowledge that nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Closing Release is knowing and voluntary, and that the consideration given for this Release is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Closing Release is executed; (b) I should consult with an attorney prior to executing this Release; and (c) I have 21 days from the date of termination of my employment with the Company in which to consider this Closing Release (although I may choose voluntarily to execute this Closing Release earlier); (d) I have 7 days following the execution of this Release to revoke my consent to this Closing Release; and (e) this Closing Release shall not be effective until the 7 day revocation period has expired unexercised (the “Closing Release Effective Date”). I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the retention benefits I am receiving in exchange for my agreement to the terms of this Closing Release is contingent upon my continued compliance with my EPIIA.

This Release constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Closing Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:

By: __________________________

David Gurfein

EXHIBIT B

Assignment of Rights: Work Product.

Pre-existing Intellectual Property (IP). David Gurfein (“Executive”) shall retain ownership of all right, title, and interest in Executive’s Pre-existing IP, to include WHOOPASS Leadership Philosophy© and WHOOPASS Leadership Actions©. LuxUrban Hotels Inc. (“Company”) acknowledges and agrees that all Executive’s pre-existing IP right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others prior to the period of Executive’s employment by the Company yet may relate in any way to the business or, products, services, activities, research or development of the Company, all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Executive’s Pre-Existing IP”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world, shall be the sole and exclusive property of the Executive.

License. Executive grants Company a perpetual, irrevocable, royalty-free, nonexclusive, worldwide license, with no duty to account to Executive, WHOOPASS Leadership Philosophy© and WHOOPASS Leadership Actions© for unrestricted use within and by Company, either individually or in combination and both separately and as integrated into other capabilities, including without limitation the right to authorize, implicitly or explicitly, use by any and all Company subsidiaries. To the extent that the Company Work Product incorporates or requires use of Executive’s Pre-existing IP with or without modifications, Executive hereby grants to Company a perpetual, irrevocable, nonexclusive, worldwide, royalty free, license to: (i) use, execute, reproduce, display, perform, prepare derivative works based upon, and distribute copies of the Licensed Materials and their derivative works internally within Company; and (ii) authorize others to do any, some, or all of the foregoing.

Modifications to Executive’s Pre-existing IP. Executive shall retain ownership of all right, title, and interest in any corrections, modifications, improvements, derivatives, updates, and upgrades to Executive’s Pre-existing IP (collectively referred to as “Modifications”) made while Executive is employed by Company. Executive also grants Company the same license as above for unrestricted use of any such modifications.

Work Product. Except for Executive’s Pre-existing IP that is incorporated into or used in the performance of his services and duties to the Company (“Services”) or products and consumer services (“Deliverables”), Executive agrees that any intellectual property conceived or reduced to practice during the performance of the Services shall constitute the work product of Company (the “Company Work Product”). The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of Executive’s employment by the Company and relate in any way to the business or, products, services, activities, research or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world, shall be the sole and exclusive property of the Company; provided, however, this does not apply to Executive’s Pre-existing IP with or without modifications.

Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company; provided, however, this does not apply to Executive’s Pre-existing IP with or without modifications. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and intellectual property rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world; provided, however, this does not apply to Executive’s Pre-existing IP with or without modifications.

Further Assurances. Upon the request of the Company, the Executive shall enter into the Company’s standard form of Proprietary Invention Assignment Agreement so long as such terms are consistent to the terms found herein. The Executive shall reasonably cooperate with the Company to apply for, obtain, perfect, transfer to the Company, and maintain and enforce the Work Product and any intellectual property rights therein, all at the sole cost and expense of Company. capabilities, including without limitation the right to sublicense or otherwise authorize, implicitly or explicitly, use by any and all Company subsidiaries, provided, however, this does not apply to Executive’s Pre-existing IP with or without modifications.

Exhibit 99.1

LuxUrban Hotels Announces Executive Promotions and Transition

MIAMI, FL, December 2, 2022 – LuxUrban Hotels Inc. (or the “Company”) (NASDAQ: LUXH), which utilizes a long-term lease, asset-light, business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities, announced today executive promotions and an associated transition of leadership responsibilities.

Shanoop Kothari, the Company’s Chief Financial Officer since January 2022, assumed the added responsibility of President of the Company effective November 30, 2022. Jimmie Chatmon, who has served as Executive Vice President since November 2017 and as a director of the Company since November 2021, was promoted to Chief Operating Officer effective November 30, 2022.

Mr. Kothari and Mr. Chatmon assumed their respective new responsibilities from David “Bull” Gurfein, who will transition from his roles as the Company’s President and Chief Operating Officer to become a Senior Advisor to the Company’s CEO.

“It has been an incredible honor to be a part of the LuxUrban growth story and the time is now right for me to redefine my responsibilities,” said Mr. Gurfein. “I have great confidence in the Company’s operations and outlook and look forward to continuing to work with the LuxUrban team to support our ongoing expansion.”

“David is an exceptional leader and has played an integral role in the Company’s growth and evolution,” said Brain Ferdinand, Chairman and CEO. “I am grateful that we will continue to have access to David’s experience, insights, and motivation as a Senior Advisor, where he will support LuxUrban’s growth in key areas such as leadership development and operational excellence.”

He concluded, “Shanoop and Jimmie have a history of delivering superior results for LuxUrban Hotels. I am convinced that they will continue to help define our mission, elevate our industry profile, and build on the record growth that the Company has experienced this past year.”

LuxUrban Hotels Inc.

LuxUrban Hotels Inc. utilizes a long-term lease, asset-light business model to acquire and manage a growing portfolio of short-term rental properties in major metropolitan cities. The Company’s future growth focuses primarily on seeking to create “win-win” opportunities for owners of dislocated hotels, including those impacted by COVID-19 travel restrictions, while providing LuxUrban Hotels favorable operating margins. LuxUrban Hotels operates these properties in a cost-effective manner by leveraging technology to identify, acquire, manage, and market them globally to business and vacation travelers through dozens of third-party sales and distribution channels, and the Company’s own online portal. Guests at the Company’s properties are provided high quality service under the Company’s consumer brand, LuxUrbanTM.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s expected growth. These forward-looking statements and the guidance provided herein are subject to a number of risks, uncertainties and assumptions, including those set forth under the caption “Risk Factors” in the prospectus forming part of the Company’s effective Registration Statement on Form S-1 (File No. 333-262114). Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", “convinced,” "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved". Forward-looking information may relate to anticipated events or results including, but not limited to business strategy, leasing terms, high-level occupancy rates, and sales and growth plans. Any growth or expansion projections provided herein are based on certain assumptions and existing and anticipated market, travel and public health conditions, all of which may change. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws.

CONTACT
LuxUrban Hotels Inc.	The Equity Group Inc.
Shanoop Kothari	Devin Sullivan
Chief Financial Officer	Managing Director
shanoop@luxurbanhotels.com	(212) 836-9608
dsullivan@equityny.com

David Shayne, Analyst The Equity Group Inc. (212) 836-9628 dshayne@equityny.com